Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-233591 on Form S-4, of Eldorado Resorts, Inc. of our report dated February 13, 2018, relating to the financial statements of Elgin Riverboat Resort-Riverboat Casino (d/b/a Grand Victoria Casino), as of December 31, 2017 and 2016 and for the three years in the period ended December 31, 2017 incorporated by reference in the Current Report on Form 8-K/A of Eldorado Resorts, Inc. dated September 5, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana

October 3, 2019